UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2021

FOMO CORP.

(Exact name of Registrant as specified in its Charter)

CALIFORNIA	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611

(Address of principal executive offices)

(630) 286-9560

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	ETFM	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [X]

FOMO CORP. is referred to herein as “we”, “us”, or “us”

Item 7.01 Regulation FD Disclosure.

FOMO CORP. (“FOMO”) has negotiated a definitive agreement to acquire LED Funding IV LLC from SmartGuard Solutions (www.smartguard-solutions.com). The transaction requires a simultaneous signing of a definitive agreement to acquire Lux Solutions LLC (www.luxsolutions.com), an energy and lighting project management and design firm that supports LED Funding’s business in smart lighting and energy management services. The LED Funding IV LLC and Lux Solutions LLC documents are pending legal review. FOMO is engaging counsel to assist on the closing process. Proposed terms of the combined deal include FOMO issuing three million Series B Preferred shares, $3,000,000 cash, and a $3,000,000 non-convertible seller note subject to adjustments for net debt on closing plus an earn-out based on revenues greater than $10 million per annum. The combined LED Funding IV LLC and Lux Solutions LLC entities to be named “SmartGuard Energy” as a subsidiary of FOMO generated several million dollars of revenue (unaudited) in 2020 with material growth expected in 2021 in the USA and abroad, though there can be no assurances. FOMO is also in discussions to acquire some or all of SmartGuardUV’s disinfection business and robots as a service (“RaaS”) unit (www.smartguardUV.com). FOMO will provide additional information to investors as it becomes available in compliance with SEC disclosure rules.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits. The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	FOMO CORP. / LED IV Funding LLC Preliminary Definitive Agreement – April 11, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO CORP.

Date: April 12, 2021	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer